Exhibit 10.32

FIFTH AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Fifth” Amendment”) is made and entered into as of the 18 day of April, 2013, by and between QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Company”), and DENNIS B. GILLINGS, Ph.D. (“Gillings” or “Executive”).

WHEREAS, Gillings is employed under an Executive Employment Agreement, dated September 25, 2003 (the “Employment Agreement”), assumed by the Company pursuant to an Assignment and Assumption Agreement, dated March 31, 2006;

WHEREAS, the Employment Agreement was further amended by Gillings and the Company on February 1, 2008, November 12, 2008, December 31, 2008, and December 14, 2009 (the Employment Agreement, as amended, shall hereinafter be referred to as the “Amended Employment Agreement”);

WHEREAS, the Company is a wholly owned subsidiary of Quintiles Transnational Holdings Inc. (“Holdings”), and Gillings and his affiliates are shareholders of Holdings;

WHEREAS, Holdings is preparing to hold an initial public offering of shares of its common stock (the “IPO”), which will directly benefit Gillings and his affiliates; and

WHEREAS, in light of Gillings’ current role with the Company, in anticipation of the IPO, and in consideration of the benefits to Gillings following the IPO from enhanced share value, the Company and Gillings desire to further amend the Amended Employment Agreement, to provide for a reduction in certain compensation and benefits to Gillings and for other modifications necessary to comply, following the IPO, with certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), in the event Gillings is deemed to be a “specified employee” as defined in Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Gillings agree as follows:

1. EFFECTIVE TIME. This Fifth Amendment shall become effective immediately prior to the time at which the registration statement on Form S-1 filed by Holdings on February 15, 2013, with the Securities and Exchange Commission (the “Registration Statement”) becomes effective (the time at which the Registration Statement becomes effective, the “Effective Time”). Shall the Registration Statement not become effective for any reason, this Fifth Amendment shall be null and void.

2. COMPENSATION. Section 3 of the Amended Employment Agreement, entitled COMPENSATION, is amended as follows:

a.	Section 3(i) is amended by substituting “Eight Hundred Thousand Dollars ($800,000)” in place of “one million dollars ($1,000,000), effective as of the Effective Time.

b.	Section 3(ii), is further amended by deleting the provision added by the Amendment to the Executive Employment Agreement, dated February 1, 2008, and substituting the following in its place: “Executive shall be eligible to participate in the Quintiles Performance Incentive Plan at a target level of one hundred percent (100%) of his annual base salary of $800,000, to be applied to the bonus for the calendar year in which the Effective Time occurs. The target level may be increased or decreased in subsequent years at the discretion of the Company.”

c.	Sections 3(iv), (v), (vii) and (x), including any amendments thereto, shall be deleted in their entirety.

d.	Section 3(viii), which was amended by the Amendment to the Executive Employment Agreement, dated February 1, 2008, shall be further amended to provide that the maximum per annum reimbursement to GFM for business use of the aircraft during Gillings’ employment during the term of the Amended Employment Agreement shall be $2,500,000 (“Reimbursement Cap”), effective as of the Effective Time; provided, however, that only with respect to the calendar year in which the Effective Time occurs, the Reimbursement Cap shall apply only to the remainder of such calendar year and shall be prorated based on the percentage of time left in such calendar year following the Effective Time.

3. COMPENSATION AND BENEFITS UPON TERMINATION. Section 5 of the Amended Employment Agreement shall be amended as follows:

a.	Section 5(a) shall be amended by deleting the references therein to Section 3(x) and Section 5(c).

b.

Section 5(b) shall be amended by deleting the first sentence of the provision added to the first paragraph of Section 5(b) by Section 2 of the Third Amendment to the Employment Agreement, dated December 31, 2008, and replacing it with the following: “Such amount shall be paid in equal monthly installments during the three (3) year period following Gillings’ separation from service, in accordance with the Company’s regular payroll schedule in effect at the time of Gillings’ separation from service, commencing on a payroll date occurring within five (5) days following the date on which the release of claims executed by Gillings pursuant to this Section 5(b) becomes effective and non-revocable, but in no event later than ninety (90) days following separation from service; provided, however, that if the 90th day falls in the calendar year following the year during which the separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Gillings’ separation from service.”

c.	Section 5(b) shall be further amended by deleting the fifth through the twelfth sentences of the provision added to the first paragraph of Section 5(b) by Section 2 of the Third Amendment to the Employment Agreement, dated December 31, 2008, and replacing the deleted provisions with the following: “The compensation provided to Gillings under this Section 5(b) following termination of employment is hereinafter referred to as “Severance Benefits.”

d.	Section 5(c) shall be deleted in its entirety.

4. ADDITIONAL AMOUNT. Section 10, including all of its subparts, of the Amended Employment Agreement, entitled “Additional Amounts,” shall be deleted in its entirety.

5. SECTION 409A OF THE INTERNAL REVENUE CODE. A new Section 14(d) shall be added to the Amended Employment Agreement, which shall provide as follows: “(d) Notwithstanding any other provision of the Amended Employment Agreement to the contrary, if at the time of termination of Gillings’ employment, he is a “specified employee,” determined in accordance with Section 409A, any payments and/or benefits provided under this Amended Employment Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Gillings or for Gillings’ benefit on account of his Separation from Service shall not be provided until the first payroll date to occur following the six-month anniversary of Gillings’ termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made to Gillings during such six-month period shall be paid in a lump sum to Gillings on the Specified Employee Payment Date without interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.”

6. COUNTERPARTS. This Fifth Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

7. DEFINITIONS. All terms used in this Fifth Amendment shall have the same definitions as used in the Amended Employment Agreement, unless otherwise provided herein. All references to “Amended Employment Agreement” shall include all modifications made by this Fifth Amendment, unless provided otherwise.

8. EFFECT OF AMENDMENT. For clarification purposes, and the avoidance of doubt, Gillings acknowledges and agrees that none of the revisions to the Amended Employment Agreement effected by this Fifth Amendment provide grounds for Gillings to terminate his employment under Sections 4(d) (Breach) or (e) (Change in Position, Duties) of the Amended Employment Agreement, as it existed before, on or after execution or the Effective Time of this Fifth Amendment. Except as amended hereby, the Amended Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Gillings in all respects.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Fifth Amendment has been duly executed as of the day and year set forth above.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Thomas H. Pike
Name: Thomas H. Pike
Title: CEO

EXECUTIVE:

/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D.

4